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Exhibit 1

PLACEMENT AGENCY AGREEMENT

        THIS AGREEMENT ("Agreement") is made as of the 4th day of June 2003, by and between Digital Angel Corporation, Inc., the ("Company"), and, J.P. Carey Securities Inc., a Georgia corporation (the "Agent").

WITNESSETH:

        WHEREAS, the Company desires to issue and sell equity of the Company in the amount of approximately $6,000,000.00; and

        WHEREAS, the Agent has offered to assist the Company in the procurement, if necessary, of potential purchasers of the Company's equity pursuant to a registered offering to a limited number of qualified purchasers, and the Company desires to secure the services of the Agent on the terms and conditions hereinafter set forth.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises, conditions and covenants herein contained, the parties hereto do hereby agree as follows:

        1.    Engagement of Agent.    The Company hereby appoints the Agent as non-exclusive Agent to procure potential purchasers of the Company's equity (the "Agent Services"). The Agent, on the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, accepts such appointment. This appointment shall be irrevocable for the period commencing as of the date hereof and ending upon the termination of the Agreement in accordance with Section 7 hereof (the "Term").

        2.    Representations and Warranties of the Company.    In order to induce the Agent to enter into this Agreement, the Company hereby represents and warrants to and agrees with the Agent as follows:

          (a)    Accuracy of Information.    The Company has provided to the Agent copies of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and its Proxy Statement dated April 14, 2003 (collectively, the "Information"). The Information is true and does not omit any material fact necessary to make the statements contained in the Information, in light of the circumstances under which they were made, not misleading. If, during the Term, any event occurs or any event known to the Company relating to or affecting the Company and/or the Agent shall occur as a result of which the Information becomes incorrect or misleading, the Company shall inform the Agent of such occurrence within a reasonable period of time.

          (b)    No Defaults.    The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions herein contemplated, and the compliance by the Company with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Certificate of Incorporation or By-Laws of the Company (in any respect that is material to the Company), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any property of the Company is bound or, to the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Company or any property of the Company.

          (c)    Incorporation and Authorization.    The Company is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Company of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Company.

        3.    Representations and Warranties of the Agent.    In order to induce the Company to enter into this Agreement, the Agent hereby represents and warrants to and agrees with the Company as follows:

          (a)    No Defaults.    The execution and delivery by the Agent of this Agreement, and the consummation by the Agent of the transactions herein contemplated, and the compliance by the Agent with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of the Agent (in any respect that is material to the Agent), any material note, indenture, mortgage, deed of trust, or other agreement or instrument to which the Agent is a party or by which the Agent or any property of the Agent is bound or, to the Agent's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign, having jurisdiction over the Agent or any property of the Agent.

          (b)    Incorporation and Authorization.    The Agent is duly formed and validly existing in good standing as a corporation under the laws of the State of its incorporation. The execution and delivery by the Agent of this Agreement have been duly authorized by all necessary action, and this Agreement is the valid, binding and legally enforceable obligation of the Agent.

          (c)    License.    The Agent is a licensed broker-dealer under the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and the laws of the states in which the Agent may offer or sell the Company's securities. The Agent will sell the Company's securities only in those states in which such securities have been registered or qualified for sale or exempted from such registration or qualification. The Agent will sell the Company's securities only in compliance with the registration provisions of the Securities Act of 1933, as directed by the Company.

        4.    Placement Fee.    The Company shall pay the Agent a fee of five percent (5%) of the gross subscription proceeds of an equity offering by the Company from purchasers procured by the Agent; provided such subscriptions are accepted by the Company. The Company has the right, in its sole discretion, to accept or reject any and all subscriptions, in whole or in part. The Company shall also issue to the Agent three-year warrants to purchase a number of the Company's shares of common stock equal to three shares of the Company's common stock for every one hundred (100) shares actually sold by the Agent in conjunction with such offering at a strike price equal to 125% of the closing bid price on the date of each closing. Such warrants shall not be exercisable for a period of one year from the date of the applicable closing, and shall otherwise be substantially in the form of Exhibit A attached hereto.

        5.    Non-Circumvention.    The Company agrees to maintain the confidentiality of the Agent's clients, except as required by applicable law or by order of a court or other authority with jurisdiction. Such clients shall be those entities or individuals that the Agent has procured for investment in the Company (the "Clients"). For a period of twelve (12) months after the date of this Agreement, the Company will not solicit or enter into any transaction covered by this Agreement with the Clients without the written consent of the Agent.

        6.    Indemnification.

          (a)   The Company agrees to indemnify and hold harmless the Agent and the Agent's employees, accountants, attorneys and agents (the "Agent's Indemnitees") against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under any statute or at common law for any legal or other expenses (including the costs of any investigation and preparation) incurred by them in connection with any litigation, whether or not resulting in any liability, but only insofar as such losses, claims, damages, liabilities and litigation arise out of or are based upon a breach of this Agreement; provided, however, that the indemnity agreement contained in this Section 6(a) shall not apply to any amount paid in settlement of any such litigation if such settlements are made without the consent of the Company, nor shall it apply to the Agent's Indemnitees in respect to any such losses, claims, damages or liabilities arising out of or based upon any breach on their part of this Agreement. This indemnity is in addition to any other liability the Company may otherwise have to the Agent's Indemnitees. The Agent's Indemnitees agree, within ten (10) days after the receipt by them of written notice of the commencement of any action against them in respect to which indemnity may be sought from the Company under this Section 6(a), to notify the Company in writing of the commencement of such action; provided, however, that the failure of the Agent's Indemnitees to notify the Company of any such action shall not relieve the Company from any liability which it may have to the Agent's Indemnitees on account of the indemnity contained in this Section 6(a), and further shall not relieve the Company from any other liability which it may have to the Agent's Indemnitees, and if the Agent's Indemnitees shall notify the Company of the commencement thereof, the Company shall be entitled to participate in (and, to the extent that the Company shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of recognized standing and reasonably satisfactory to the Agent's Indemnitees, defendant or defendants, in such litigation. The Company agrees to notify the Agent's Indemnitees promptly of the commencement of any litigation or proceedings against the Company or any of the Company's officers or directors of which the Company may be advised in connection with this Agreement and to furnish to the Agent's Indemnitees, at their request, to provide copies of all pleadings therein and to permit the Agent's Indemnitees to be observers therein and apprise the Agent's Indemnitees of all developments therein, all at the Company's expense.

          (b)   The Agent agrees, in the same manner and to the same extent as set forth in Section 6(a) above, to indemnify and hold harmless the Company and the Company's employees, accountants, attorneys and agents (the "Company's Indemnitees") with respect to any breach of any representation, warranty or covenant made by the Agent in this Agreement.

        7.    Termination.

          (a)   This Agreement may be terminated by either party upon thirty (30) days' prior written notice. However, if the Company learns that the Agent has made contact with a potential investor without obtaining pre-approval from the Company, the Company has the right to immediately terminate this Agreement with the Agent upon written notice to the Agent, which termination shall be effective upon the giving of such notice.

          (b)   Any termination of this Agreement pursuant to this Section shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) on the part of any party thereto, except that the Company shall remain obligated to pay the fees provided to be paid by it specified in Section 4; and the Company and the Agent shall be obligated to pay, respectively, all losses, claims, damages or liabilities, joint or several, under Section 6 hereof.

        8.    Miscellaneous.

          (a)    Notice.    Whenever notice is required by the provisions of this Agreement to be given to the Company, such notice shall be in writing, addressed to the Company, at the following address, or to such other address as to which the Company notifies the Agent hereunder:

If to Company:	Digital Angel Corporation 490 Villaume Avenue South St. Paul, MN 55075 Attn: Randolph Geissler Fax: (651) 455-1621

Whenever notice is required by the provisions of this Agreement to be given to the Agent, such notice shall be given in writing, addressed to the Agent, at the following address, or to such other address as to which the Agent notifies the Company hereunder:

If to the Agent:	J.P. Carey Securities, Inc. 555 North Point Center East Fourth Floor Alpharetta, GA 30022 Attn: Joseph Canouse Fax: (678) 366-4424

          (b)    Governing Law.    The validity, interpretation, and construction of this Agreement will be governed by the Laws of the State of Delaware.

          (c)    Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be deemed an original and all of which together will constitute one and the same instrument.

          (d)    Confidential Information.    All confidential financial or business information (except publicly available or freely usable material otherwise obtained from another source) respecting either party will be used solely by the other party in connection with the within transactions, revealed only to employees or contractors of such other party who are necessary to the conduct of such transactions, and otherwise held in strict confidence.

          (e)    NASD Filing, Payment of Fee.    The Company understands that Agent cannot complete any public offering of equity securities on behalf of the Company prior to approval of the terms of this Agreement by National Association of Securities Dealers, Inc. ("NASD") pursuant to NASD Rule 2710. The Company agrees to provide Agent and its counsel such information about the Company and its officers, directors and major shareholders as may be reasonably requested in connection with the processing of such application. In addition, the Company agrees to pay the filing fee required by NASDR, Inc. in connection therewith.

  [signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

COMPANY
Digital Angel Corporation
By:
Name:	Randolph Geissler
Title:	CEO

AGENT
J.P. Carey Securities, Inc.
By:
Name:	Joseph Canouse
Title:	Chief Executive Officer

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